EXHIBIT 99.1

KAISER VENTURES INC.	Corporate Headquarters 3633 Inland Empire Blvd. Suite 480 Ontario, CA 91764 909.483.8500 909.944.6605
News Release

Contact:	Terry L. Cook
(909) 483-8511

FOR IMMEDIATE RELEASE

U.S. COURT OF APPEALS FOR THE NINTH CIRCUIT

ANNOUNCES ITS DECISION ON THE EAGLE MOUNTAIN LAND EXCHANGE

ONTARIO, CA (November 10, 2009) — Kaiser Ventures LLC announced today that the U.S. Court of Appeals for the Ninth Circuit issued its opinion regarding the Environmental Impact Statement (EIS) for the Eagle Mountain Landfill Project and the associated federal land exchange. The court rejected most of the project opponents’ arguments, but ultimately affirmed the U.S. District Court’s ruling that the land exchange was not properly approved by the administrative agency. The third judge on the panel issued a 50-page dissent which is very critical of the majority’s opinion. The dissent argues that Kaiser, Mine Reclamation and the U.S. Bureau of Land Management fully complied with applicable law and that the completed land exchange should remain in effect.

In upholding portions of the prior U. S. District Court ruling, the majority of the three-judge panel found that: (i) the discussion of eutrophication (the introduction of nutrients, in this case primarily nitrogen, as a result of the landfill) was not adequately organized in the EIS; (ii) the statement of purpose and need for the project was unduly narrow resulting in an inadequate analysis of the reasonable range of alternatives to the proposed land exchange; and (iii) there was an inadequate appraisal of the lands in the land exchange due to the failure to take into account in the “highest and best use” analysis the probable use of the public lands as a landfill.

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Both the panel majority and the dissent concluded that the U.S. District Court erred with regard to the bighorn sheep issue because there was substantial evidence in the record that bighorn sheep had been appropriately studied and analyzed. The majority and dissent also rejected a cross appeal of various environmental matters, finding that the agency’s analysis and explanation complied with applicable law for: (i) noise; (ii) night lighting; (iii) desert tortoise; (iv) groundwater; (v) air quality; and (vi) visual impacts relating to Joshua Tree National Park.

In his 50-page dissent, Judge Trott strongly rejects and refutes the panel majority’s opinion and analysis. In the opening paragraph of his dissent, Judge Trott states in part: “What sane person would want to acquire property for a landfill? Our well-meaning environmental laws have unintentionally made such an endeavor a fool’s errand. This case is yet another example of how daunting - if not impossible - such an adventure can be. Ulysses thought he encountered fearsome obstacles as he headed home to Ithaca on the Argo, but nothing that compares to the ‘due process’ of unchecked environmental law.” He concludes that the obstacles faced by Ulysses to get home cannot “measure up to the obstacles Kaiser has faced in this endeavor.”

Rick Stoddard, Kaiser’s Chairman and Chief Executive said, “Our steadfast belief continues to be that the Eagle Mountain landfill’s environmental analysis was more than adequate and that the proper legal procedures were followed in completing the land exchange. We are gratified that this was recognized by Judge Trott in his dissenting opinion.”

According to Stoddard, Kaiser’s and Mine Reclamation’s next step is to consider all available options including the possibility of seeking a review of the decision by a broader panel of 9th Circuit judges, called a rehearing en banc. “We continue to believe that the Eagle Mountain landfill is an environmentally and technically superior solution for Southern California’s long-term waste disposal needs.” Stoddard stated, “The positive impacts of the landfill go beyond benefiting Kaiser and helping to maintain the medical benefits of thousands of employees and spouses of the former Kaiser Steel Corporation. The project has far more reaching benefits for Riverside County in the form of

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new revenue and job creation as well as the provision of tens of millions of dollars to fund the Coachella Valley multi-species habitat protection plan and for environmental research in Joshua Tree National Park.”

The Eagle Mountain landfill project is located in the remote eastern Riverside County desert and is proposed to accept up to 20,000 tons of non-hazardous solid waste per day for 50 years.

Statements in this press release which are not purely historical, including statements regarding Kaiser’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions. Kaiser believes that Kaiser’s assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, or projected. For example, Kaiser’s actual results could materially differ from those projected as a result of factors such as, but not limited to: Kaiser’s inability to complete the anticipated sale of its Eagle Mountain landfill project; litigation, including, among others, claims that relate to Eagle Mountain, including the adverse federal land exchange litigation, pre-bankruptcy activities of Kaiser Steel Corporation, its predecessor, and asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on its permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits, including Kaiser’s conclusion that the Company Offer will not result in Kaiser being treated as a “publicly traded partnership”; the impact of natural disasters on our assets; and/or general economic conditions in the United States and Southern California. Kaiser’s business could be affected by a number of other factors, including the risk factors discussed from time to time in Kaiser’s reports including, but not limited to, the annual report on Form 10-K for the year-ended December 31, 2008. Investors should not to place undue reliance on the forward-looking statements contained in this press release. Kaiser disclaims any obligation, and do not undertake, to update or revise any forward-looking statements in this press release.

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